                                                                     Appendix 5B
                                      Mining exploration entity quarterly report

--------------------------------------------------------------------------------

                                                                        Rule 5.3



                                  APPENDIX 5B


                   MINING EXPLORATION ENTITY QUARTERLY REPORT



Introduced 1/7/96.  Origin:  Appendix 8.  Amended 1/7/97

Name of entity

ARGOSY MINERALS INC


ACN or ARBN                                    Quarter ended ("current quarter")
-----------                                    ---------------------------------
ARBN 073 391 189                               30 September 2002



CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                        Current quarter       Year to date
  Cash flows related to operating activities                            $C                    (9 months)
                                                                                              $C
                                                                        ----------------      ---------------
  1.1   Receipts from product sales and related debtors                           -                     -

  1.2   Payments for         (a)  exploration and evaluation               (116,495)             (327,232)
                             (b)  development                                     -                     -
                             (c)  production                                      -                     -
                             (d)  administration                           (350,368)           (1,571,303)

  1.3   Dividends received                                                        -                     -

  1.4   Interest and other items of a similar nature received               107,303               298,888

  1.5   Interest and other costs of finance paid                                  -                     -

  1.6   Income taxes paid (capital taxes paid)                                    -                  (832)

  1.7   Other (provide details if material)                                       -                     -
                                                                        ----------------      ---------------
        Net Operating Cash Flows                                           (359,560)           (1,600,479)
  -----------------------------------------------------------------------------------------------------------
        Cash flows related to investing activities

  1.8   Payment for purchases of: (a) prospects                                   -                     -
                                  (b) equity investments                   (263,144)             (263,144)
                                  (c) other fixed assets                          -               (44,138)

  1.9   Proceeds from sale of:    (a) prospects                                   -                     -
                                  (b) equity investments                          -                     -
                                  (c) other fixed assets                          -                     -
  -----------------------------------------------------------------------------------------------------------
  1.10  Loans to other entities                                                   -                     -

  1.11  Loans repaid by other entities                                            -                     -
                                                                        ----------------      ---------------




See chapter 19 for defined terms.
                                                              Appendix 5B Page 1

  1.12  Other (provide details if material)                                       -                     -
                                                                        ----------------      ---------------
        Net investing cash flows                                           (263,144)             (307,282)
                                                                        ----------------      ---------------

  1.13  Total operating and investing cash flows (carried                  (622,704)           (1,907,761)
        forward)
  -----------------------------------------------------------------------------------------------------------
        Cash flows related to financing activities

  1.14  Proceeds from issues of shares, options, etc.                             -                     -

  1.15  Proceeds from sale of forfeited shares                                    -                     -

  1.16  Proceeds from borrowings                                                  -                     -

  1.17  Repayment of borrowings                                                   -                     -

        Dividends paid                                                            -                     -

  1.19  Other (provide details if material)                                       -                     -
                                                                        ----------------      ---------------
        Net financing cash flows                                                  -                     -
  -----------------------------------------------------------------------------------------------------------
        Net increase (decrease) in cash held                               (622,704)           (1,907,761)

  1.20  Cash at beginning of quarter/year to date                       $10,399,352           $11,253,233

  1.21  Exchange rate adjustments to item 1.20                               73,478               504,654
                                                                        ----------------      ---------------
  1.22  Cash at end of quarter                 Note (A)                  $9,850,126            $9,850,126
  -----------------------------------------------------------------------------------------------------------

  Note:   (A)  includes restricted cash of $156,000. See item 5.4.
          (B) The exchange rate for conversion of C$ to A$ at 30 September 2002 was 0.86130, which results in a cash balance of approximately
               A$11,436,000.


     PAYMENTS TO DIRECTORS OF THE ENTITY AND ASSOCIATES OF THE DIRECTORS
     PAYMENTS TO RELATED ENTITIES OF THE ENTITY AND ASSOCIATES OF THE RELATED ENTITIES

                                                                                              ---------------
                                                                                              Current quarter
                                                                                              $C
                                                                                              ---------------

  1.23  Aggregate amount of payments to the parties included in item 1.2                          218,418
                                                                                              ---------------

  1.24  Aggregate amount of loans to the parties included in item 1.10                            Nil

  -----------------------------------------------------------------------------------------------------------
  1.25  Explanation necessary for an understanding of the transactions
  -----------------------------------------------------------------------------------------------------------

     Payments to Directors and associates of the Directors are for directors fees, for management and consulting fees and for the provision of staff in Australia. The provision of staff in Australia is charged at cost. The
     Company pays fees for legal services to a firm in which a Director is a partner; such payments are included in 1.23 above. In addition the Company re-imburses expense incurred on Company business.


See chapter 19 for defined terms.
                                                              Appendix 5B Page 2

     NON-CASH FINANCING AND INVESTING ACTIVITIES

  2.1   Details of financing and investing  transactions which have had a material effect on consolidated  assets and liabilities but did not involve cash flows
  -----------------------------------------------------------------------------------------------------------
        N/A


  2.2   Details of outlays made by other  entities to establish or increase  their share in projects in which the reporting entity has an interest
  -----------------------------------------------------------------------------------------------------------
        N/A



     FINANCING FACILITIES AVAILABLE
     Add notes as necessary for an understanding of the position


                                                                       Amount available          Amount used
                                                                       $C'000                    $C'000
                                                                       -----------------         ---------------
  3.1   Loan facilities                                                    Nil                       Nil
                                                                       -----------------         ---------------
  3.2   Credit standby arrangements                                        Nil                       Nil
  --------------------------------------------------------------------------------------------------------------

     ESTIMATED CASH OUTFLOWS FOR NEXT QUARTER

                                                                                         $C
                                                                                   --------------
  4.1   Exploration and evaluation                                                     200,000
                                                                                   -----------------------------
  4.2   Development                                                                    Nil

  --------------------------------------------------------------------------------------------------------------
        Total
  --------------------------------------------------------------------------------------------------------------

     Reconciliation of cash


  Reconciliation  of cash  at the end of the  quarter  (as  shown  in the  Current quarter      Previous quarter
  consolidated  statement  of cash  flows)  to the  related  items in the  $C                   $C
  accounts is as follows.
  --------------------------------------------------------------------------------------------------------------
  5.1   Cash on hand and at bank                                               637,063                485,957
                                                                           -------------------- ----------------

  5.2   Deposits at call                                                     9,213,063              9,757,395
                                                                           -------------------- ----------------

  5.3   Bank overdraft                                                             Nil                    Nil
                                                                           -------------------- ----------------

  5.4   Other (provide details)                                                156,000                156,000
                                                                           -------------------- ----------------

        Total:  cash at end of quarter (item 1.22)                           9,850,126            $10,399,352

  --------------------------------------------------------------------------------------------------------------

5.4  Details:  $156,000  represents  restricted  cash held in US dollars on term  deposits  as  security collateral  for a  performance  bond of  US$100,000  provided by the  Corporation's  Bankers to the
     Government of Burundi



See chapter 19 for defined terms.
                                                              Appendix 5B Page 3

     Changes in interests in mining tenements

                                          Tenement      Nature of interest (note         Interest at     Interest at
                                          reference     (2))                              beginning        end of
                                                                                          of quarter      quarter
                                          ---------------------------------------------------------------------------

6.1  Interests in mining
     tenements relinquished,                Nakety &     Termination of Tripartite         Rights to           nil
     reduced or lapsed                        Bogota    Agreement with Societe des       acquire 50%
                                         Concessions      Mines De La Tontouta and
                                               North         Norilsk Nickel on the
                                           Province,             Nakety and Bogota
                                                 New                  Concessions.
                                           Caledonia

                                          ---------------------------------------------------------------------------
6.2  Interests in mining
     tenements acquired or                      N/A                           N/A               N/A            N/A
     increased
                                          ---------------------------------------------------------------------------

     Issued and quoted securities at end of current quarter
     Description  includes rate of interest and any redemption or conversion rights together with prices and dates.

                                        Number issued       Number quoted   Par value (cents)  Paid-up value(cents)
                                        ---------------------------------------------------------------------------
7.1  Preference
     +securities                                 N/A               -                  -                      -
     (description)
                                        ---------------------------------------------------------------------------
7.2  Issued during
     quarter                                     N/A               -                  -                      -
                                        ---------------------------------------------------------------------------
7.3  +Ordinary
     securities                           95,969,105      92,304,013                N/A                    N/A
                                        ---------------------------------------------------------------------------
7.4  Issued during
     quarter                                     N/A               -                  -                    N/A
                                        ---------------------------------------------------------------------------
7.5  +Convertible debt
     securities                                  N/A               -                  -                      -
     (description and
     conversion factor)
                                        ---------------------------------------------------------------------------
7.6  Issued during
     quarter                                     N/A               -                N/A                      -

  --------------------------------------------------------------------------------------------------------------
                                                                            Exercise Price       Expiry Date
7.7  Options                                                                        See Appendix I
     (description and
     conversion factor)
                                        ---------------------------------------------------------------------------


See chapter 19 for defined terms.
                                                              Appendix 5B Page 4

7.8  Issued during
     quarter                                     Nil             Nil
                                                                                        See Appendix I
7.9  Exercised
     during quarter                              Nil             Nil

7.10 Expired/cancelled during               300,000/             Nil
     quarter                                600,000

  --------------------------------------------------------------------------------------------------------------
7.11 Debentures
     (totals only)                               Nil             Nil                Nil              Nil
  --------------------------------------------------------------------------------------------------------------
7.12 Unsecured
     notes                                       Nil             Nil
     (totals only)
  --------------------------------------------------------------------------------------------------------------


     Compliance Statement

1 This statement has been prepared under accounting policies which comply with accounting standards in Canada except that exploration and evaluation expenses which are treated as investing activities under Canadian GAAP have been deducted in determining net operating cash flows and restricted cash is included in cash balances at the quarter end.

2    This statement does give a true and fair view of the matters disclosed.

Sign here:    /s/ Cecil R. Bond
              --------------------------------           Date: October 28, 2002
              (Director/Company secretary)

Print name:   Cecil R. Bond


Notes
1 The quarterly report provides a basis for informing the market how the entity's activities have been financed for the past quarter and the effect on its cash position. An entity wanting to disclose additional information is encouraged to do so, in a note or notes attached to this report.

2 The "Nature of interest" (Items 6.1 and 6.2) includes options in respect of interests in mining tenements acquired, exercised or lapsed during the reporting period. If the entity is involved in a joint venture agreement and there are conditions precedent which will change its percentage interest in a mining tenement, it should disclose the change of percentage interest and conditions precedent in the list required for items 6.1 and 6.2.

3    The definitions in, and provisions of, AASB 1022: Accounting for Extractive
     Industries and AASB 1026: Statement of Cash Flows apply to this report.

4    Accounting Standards ASX will accept, for example, the use of International
     Accounting Standards for foreign entities. If the standards used do not address a topic, the Australian standard on that topic (if any) must be complied with.

                                 == == == == ==


See chapter 19 for defined terms.
                                                              Appendix 5B Page 5


Argosy Minerals Inc
Additional Information
APPENDIX I

Item  7.7 - Options

                                                                                                          Balance
                                                                                                        Outstanding
                                                                  Exercise        Number of             at Sep. 30
 Granted / Exercised                        Expiry Date            Price($)        Options                 2002
--------------------------------------------------------------------------------------------------------------------
Granted October 27, 1998                    May 1, 2002            *A0.60           525,000
Cancelled 2000                                                                     (375,000)
Expired 2002                                                                       (150,000)                   -
                                                                                 -------------

Granted October 27, 1998                    Nov 1, 2002             A0.90           600,000
Cancelled 1999                                                                     (300,000)
Cancelled 2000                                                                     (150,000)             150,000

Granted October 27, 1998                    May 1, 2003             A1.20           600,000
Cancelled 1999                                                                     (450,000)             150,000
                                                                                 -------------

Granted November 3, 1998                    May 3, 2002             A0.60           350,000
Expired 2002                                                                       (350,000)                   -
                                                                                 -------------

Granted November 3, 1998                   Nov. 3, 2002              A0.90           475,000
Cancelled 2002                                                                      200,000              275,000
                                                                                 -------------

Granted November 3, 1998                    May 3, 2003             A1.20           550,000
Cancelled 2002                                                                      200,000              350,000
                                                                                 -------------

Granted August 10, 1999                     Aug 5, 2002             A0.30           300,000
Expired 2002                                                                        300,000                    -
                                                                                 -------------

Granted August 10, 1999                     Feb 5, 2003             A0.60           300,000              300,000

Granted August 10, 1999                     Aug 5, 2003             A0.90           150,000              150,000

Granted August 10, 1999                     Feb 5, 2004             A1.20           150,000              150,000

Granted May 30, 2000                       May 30, 2003             A0.30            80,000
Cancelled 2000                                                                      (15,000)              65,000
                                                                                 -------------

Granted May 30, 2000                       Nov 29, 2003             A0.60            50,000               50,000

Granted June 20, 2002                      May 24, 2002             A0.35         4,175,000
Cancelled 2002                                                                     (600,000)           3,575,000

                                                                                 -------------      --------------
Balance outstanding September 30, 2002                                                                 5,215,000
                                                                                                    ==============

                                     ARGOSY
                                  MINERALS INC

                                ARBN 073 391 189


                                                                October 28, 2002

The Appendix 5B Report for this quarter is an integral part of this summary and is attached.

           Quarter Ending September 30, 2002 - Summary of Expenditures
           -----------------------------------------------------------

Argosy's wholly-owned British Virgin Island subsidiary, Balzan Investments Ltd. ("Balzan"), received notice from NN Invest Holding SA on 2 August 2002 that NN lnvest Holdings SA (a wholly owned subsidiary of Norilsk)("NNIH") has purported to terminate the Tripartite Agreement dated 16 October 2001, as of l September 2002. On September 13, Balzan and Argosy received from the International Court of Arbitration of the International Chamber of Commerce, a request for arbitration filed by NNIH relating to a claim for US$7,166,000 ("reimbursement costs") together with expenses of US$1,368,222 plus costs. Balzan and Argosy have filed a reply to the request for arbitration, dated October 11, 2002. The reply thus filed contained a request for dismissal of the request for arbitration based on a jurisdictional objection supported by NNIH's failure to follow the dispute resolution agreement provided for under the Tripartite Agreement and, on the merits, a general denial of NNIH's claims as not supported by the facts and wholly without merit. In their reply, Balzan and Argosy have also made a counterclaim for wrongful termination of the contract by NNIH, which they intend to pursue.

Andover Resources N.L. ("Andover"), a wholly owned subsidiary of Argosy Minerals Inc, advised the Ministry of Mines in Burundi on 1 August 2002 that it was re-imposing force majeure pursuant to the Mining Convention between Andover and the Burundian government, relating to the Musongati Nickel Project. The deterioration in the stability in Burundi and, specifically, the risk to personnel within Burundi which prevents the timely conduct of the feasibility study, has necessitated the resumption of the declaration of force majeure. Argosy continues to monitor the security situation closely and continues to keep an open line of communication with the Burundian government.

Argosy and Eurogold Limited announced an Agreement concerning the ownership of the Kremnica Gold Project located in the Slovak Republic on 9 September 2002. Under the terms of the Agreement it is proposed that Argosy shall acquire a 25% stake in Eurogold's Romanian subsidiary Explorer SA, as well as appoint a representative to Explorer's Board, in exchange for Explorer acquiring 100% of the Kremnica project. Argosy and Eurogold believe there are many benefits in bringing these two sets of Carpathian gold assets together under one corporate umbrella.

As part of seeking new opportunities in the resources field, Argosy continues to evaluate suitable projects with a view to making significant investment in a new project. Large scale, high grade deposits of precious and base metals are being targeted internationally and several opportunities have already been evaluated but rejected for a variety of reasons.

In total, $ 116,495 was spent on exploration and new project assessment and evaluation activities in the three-month quarter ending September 30, 2002, comprised of the following:

         $ 46,899    project management/geological/ accounting/legal consulting

         $ 18,175    site office salaries and administration costs

         $ 51,421    new project assessment /evaluation




    CANADA Suite 582 - 885 Dunsmuir Street o Vancouver, B.C., Canada V6C 1N5
              o Tel 0011 (604) 689-5529 o Fax 0011 (604) 689-5079


       AUSTRALIA Suite 3, Parkview, 23 Richardson Street o S. Perth, W.A.,
         Australia 6151 o Tel 011 618-9474-4178 o Fax 011 618 9474 4236

          Listed on the Australian Stock Exchange under the symbol AGY

    Argosy Minerals Inc. is a limited liability corporation registered under the Yukon Business Corporations Act.